Exhibit 5
[LETTERHEAD OF LUSE GORMAN POMERENK & SCHICK, P.C.]
(202) 274-2000
June 7, 2007
The Board of Directors
Northfield Bancorp, Inc.
1731 Victory Boulevard
Staten Island, New York 10314

Re:	Northfield Bancorp, Inc. Common Stock, Par Value $0.01 Per Share
Ladies and Gentlemen:
     You have requested the opinion of this firm as to certain matters in connection with the offer and sale of Northfield Bancorp, Inc. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”). We have reviewed the Company’s proposed Charter, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.
     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold pursuant to the Company’s prospectus and the Northfield Bancorp, Inc. Stock Issuance Plan, will be legally issued, fully paid and non-assessable.
     This opinion has been prepared in connection with the Form S-1. We hereby consent to our firm being referenced under the caption “Legal and Tax Matters,” and for inclusion of this opinion as an exhibit to the Registration Statement on Form S-1.

Very truly yours,

\s\ Luse Gorman Pomerenk & Schick, P.C. LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION